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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]



                                 March 7, 1996



Excel Realty Trust, Inc.
Suite 110
16955 Via Del Campo
San Diego, California  92127

                    Re:   Excel Realty Trust, Inc.

Gentlemen:

             In connection with the registration of 45,663 shares of Common Stock, par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by Excel Realty Trust, Inc., a Maryland corporation (the "Corporation"), on the Form S-3 filed or to be filed with the Securities and Exchange Commission (the "Commission") by the Corporation on or about March 7, 1996 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

             We have acted as special Maryland corporate counsel for the Corporation in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Corporation, we have reviewed and are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. We have examined the Articles of Amendment and Restatement filed on May 23, 1995, with the State Department of Assessments and Taxation of Maryland (the "Charter") and By-Laws of the Corporation and certain actions taken by the Corporation's Board of Directors and stockholders, including relevant authorizations and approvals. We have assumed that the Shares have not been issued, nor will the Shares be transferred, to the holder thereof in violation of the restrictions or limitations contained in the Charter. We also examined such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

             We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic, facsimile or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so, and that each certificate submitted to us is true and accurate, both when given and as of the date hereof.

             Based on the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

             We consent to your filing of this opinion as an Exhibit to the Registration Statement and to the reference to the name of our firm under the heading Legal Matters.
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BALLARD SPAHR ANDREWS & INGERSOLL

Excel Realty Trust, Inc.
March 7, 1996
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             We further consent to the filing of this opinion as an exhibit to the application to securities commissioners for the various states of the United States for registration of the Shares.

             We are qualified to practice law in the State of Maryland and do not purport to be experts on, or to express any opinions herein concerning, any law other than the law of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

             The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.

                                 Very truly yours,

                                 /s/ Ballard Spahr Andrews & Ingersoll
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